UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2021

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	NKTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 12, 2021, Nektar Therapeutics (the “Company”) entered into a co-development agreement (the “Agreement”) with SFJ Pharmaceuticals XII, L.P., an SFJ Pharmaceuticals Group company (“SFJ”), pursuant to which SFJ will pay up to $150 million in committed funding to support a Phase 2/3 study of bempegaldesleukin (“BEMPEG”) in combination with KEYTRUDA® (pembrolizumab) for first-line treatment of patients with metastatic or unresectable recurrent squamous cell carcinoma of the head and neck (the “HNC Clinical Trial”) whose tumors express PD-L1 (the “HNC Indication”). SFJ’s $150 million funding commitment is not contingent on any other BEMPEG development program outcomes.

During the term of the Agreement, SFJ will have primary responsibility for the clinical trial management of the HNC Clinical Trial and serves as a contract research organization as defined by 21 C.F.R. 312.52. The Company will be the sponsor of the HNC Clinical Trial and will also have sole responsibility for regulatory interactions and approval activities for BEMPEG in all indications. The Company and Bristol-Myers Squibb, pursuant to their Strategic Collaboration Agreement dated February 13, 2018, remain solely responsible for the Phase 3 clinical trial of BEMPEG in combination with OPDIVO® (nivolumab) for the treatment of previously untreated unresectable or metastatic melanoma (the “Melanoma Indication” and together with the HNC Indication, the “Indications”) (the “Melanoma Clinical Trial”).

The Company and SFJ have agreed to use commercially reasonable efforts to conduct and complete the HNC Clinical Trial activities for which each is responsible in accordance with the timeline agreed to by the Parties. The Company and SFJ will form a joint steering committee to oversee and manage the collaboration. Further, the Company has agreed that if the HNC Clinical Trial meets specified trial success criteria, it will use commercially reasonable efforts to file a biologics license application (a “BLA”) with the United States Food and Drug Administration (the “FDA”), and that if the Melanoma Clinical Trial meets specified trial success criteria, it will use commercially reasonable efforts to file a BLA.

The Company will pay SFJ, subject to the buy-out provision described below, a series of success-based annual payments following FDA approval of BEMPEG for the Melanoma Indication, the HNC Indication, or both, and FDA approval of one additional BEMPEG indication. Payments will not start until the completion of the HNC Clinical Trial activities as defined below. The total success-based annual payments for the first indication approved by FDA, whether for the Melanoma Indication or the HNC Indication, is an aggregate of $450 million (“First Indication Amount”) paid on an annual basis over a period of five years. The total success-based payments for the second indication approved by FDA, whether for the Melanoma Indication or the HNC Indication, is an aggregate of $150 million (“Second Indication Amount”) paid on an annual basis over a period of seven years. If FDA approval of the Melanoma Indication occurs before FDA approval of the HNC Indication, the first annual success payment would be due within 30 days of the completion of the HNC Clinical Trial activities defined as the earlier of (i) the date on which the database lock for the primary endpoint of median overall survival to be used for a full approval submission to FDA for HNC Indication occurs, or (ii) the 18-month anniversary of the last patient enrolled into the HNC Clinical Trial (the earliest date being the “First Payment Date”). The first annual success payment for the First Indication Amount is $30 million payable on or before the First Payment Date, after which all additional annual payments for the First Indication Amount will be paid according to a 5-year annual payment schedule. The annual success payments for the Second Indication Amount will be paid according to a 7-year annual payment schedule. Finally, following FDA approval of a BLA for BEMPEG for any indication other than the Melanoma Indication or the HNC Indication, the Company shall make a single payment to SFJ of $37.5 million (the “Additional Indication Payment Amount” and collectively with the First Indication Amount and Second Indication Amount, the “Success Payments”). Other than the opportunity to receive Success Payments as outlined above, SFJ has no right to reimbursement of costs incurred by SFJ for the HNC Clinical Trial in the event that the Melanoma Clinical Trial and/or the HNC Clinical Trial do not meet their primary endpoints.

The Company has the right, at its option, to make a one-time cash payment to SFJ to buy out all of the First Indication Amount at a prespecified annual discount rate. This buy-out option is exercisable by the Company within 180 days of the First Payment Date. The Company also has the right, at its option, to make a one-time cash payment to SFJ to buy out all of the Second Indication Amount, at a prespecified annual discount rate. This buy-out option is exercisable by the Company within 180 days of the approval date for the second indication approved by FDA. Within 45 days following a change of control of the Company, the Company shall make a one-time cash payment to SFJ equal to 150% of development costs paid or incurred by SFJ prior to such change of control, to be credited toward future Success Payments in the order in which they become due.

The Company has agreed to certain affirmative and negative covenants, including restrictions on the Company’s ability to incur liens on its intellectual property that is necessary or useful for the development, manufacture, use, sale or import of BEMPEG (the “BEMPEG IP”), or assign or convey any right to receive income with respect to the BEMPEG IP (other than royalty and other license fee obligations to licensors thereof in accordance with the applicable license agreement), except for the issuance of senior secured debt secured by all or substantially all of the Company’s assets, including the BEMPEG IP.

The Agreement expires upon the payment of all Success Payments to SFJ, unless earlier terminated. The Agreement may be terminated by either party (a) for material breach by the other party, following a specified cure period, (b) upon the other party’s bankruptcy, (c) if the independent data monitoring committee for the HNC Clinical Trial recommends termination of the trial for safety or health reasons or for futility and the Company reasonably believes there is a basis for such termination, (d) if the parties mutually agree a material health or safety concern with respect to the subjects of the HNC Clinical Trial exists or (e) upon a breach by the other party involving improper payments or a violation of anti-corruption policies. The Agreement may be terminated by SFJ (a) for failure by the Company to make a Success Payment when due, following the lapse of a specified cure period, (b) in the event that any HNC Clinical Trial does not meet its overall survival primary endpoint, (c) if the Company is prevented from further developing or commercializing BEMPEG for any of the Indications and the future value of BEMPEG would likely be materially adversely affected due to certain third party patents that would be infringed by the manufacture, use, sale, offer for sale or import of BEMPEG or (d) in the event of certain disagreements among the JSC. In certain instances, upon the termination of the agreement, the Company will be obligated to pay SFJ a multiple of the amounts paid by SFJ for development cost funding under the agreement, including specifically: (i) 300% in the event the agreement is terminated due to a safety concern of which the Company had knowledge prior to the date of the Agreement and did not disclose to SFJ; (ii) 150% upon a breach by the Company involving improper payments or a violation of anti-corruption policies that impact the likelihood of obtaining regulatory approval; (iii) 100% upon a breach by SFJ involving improper payments or a violation of anti-corruption policies that impact the likelihood of obtaining regulatory approval, less the amount of all documented out-of-pocket expenses incurred by or on behalf of the Company as a result or arising out of such violation by SFJ; (v) 100% in the event of a termination due to third party patents; (iv) 100% in the event of a termination due to the Company’s bankruptcy, subject to adjustments; and (v) 100% plus an amount reflecting interest on the amount paid by SFJ at an annual rate of 25% in the event of termination due to certain disagreements among the JSC.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the terms of the Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

By:	/s/ Mark A. Wilson
	Name:	Mark A. Wilson
	Title:	General Counsel and Secretary

Date: February 17, 2021

3